Form 20-F | Integrated Media Technology Limited

Exhibit 4.26

UNDERWRITING AGREEMENT

Parties

1.	Xped Limited (ABN 89 122 203 196) of Level 6, 42 Collins Street, Melbourne VIC 3000 (Company)
2.	The person named in item 1 of the Schedule (Underwriter)
Introduction
A.	The Company has issued an Entitlement Offer Booklet (Entitlement Offer) in connection with a non-renounceable rights issue of up to 996,431,012 new Shares at an issue price of $0.001 (0.1 cent) each on the basis of 1 new share for every 2 Share held, to raise up to $996,431 (before expenses) (Rights Issue).

B.	In accordance with the terms of the offer under the Entitlement Offer, the directors of the Company will reserve the right to issue any shortfall in the subscriptions for new Shares under the Rights Issue (Shortfall) at their discretion to other investors.

C.	The Underwriter has agreed with the Company to subscribe for the Shortfall Shares which form part of the Shortfall and to pay the Subscription Price, and the Company has agreed to issue the Shortfall Shares to the Underwriter, on the terms of this agreement and pursuant to the Entitlement Offer.

Operative clauses

1.	Definitions

The following definitions apply in this agreement.

1.1	Shares means fully paid ordinary shares in the Company.
1.2	Shortfall Shares means the number of Shares in item 2 of the Schedule.
1.3	Subscription Date means a date to be agreed that is within 15 business days after the Closing Date.
1.4	Subscription Price means $0.001 per Share.
1.5	Closing Date means the closing date of the Rights Issue listed in the Summary of Key Dates section of the Entitlement Offer.
2.	Interpretation

Unless expressed to the contrary, in this agreement:

2.1	words in the singular include the plural and vice versa;
2.2	any gender includes the other genders;
2.3	if a word or phrase is defined its other grammatical forms have corresponding meanings;

2.4	no rule of construction will apply to a clause to the disadvantage of a party merely because that party put forward the clause or would otherwise benefit from it;
2.5	a reference to:
2.5.1	a person includes a partnership, joint venture, unincorporated association, corporation and a government or statutory body or authority;
2.5.2	a person includes the person’s legal personal representatives, successors, permitted assigns and persons substituted by permitted novation;
2.5.3	any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced;
2.5.4	time is to local time in Adelaide;
2.5.5	“$” or “dollars” is a reference to Australian currency;
2.6	this or any other document includes the document as novated, varied or replaced by agreement between the parties and despite any change in the identity of the parties;
2.7	this agreement includes all schedules and annexures to it; and
2.8	a clause, schedule or annexure is a reference to a clause, schedule or annexure, as the case may be, of this agreement.
3.	Shortfall
3.1	The parties’ obligations under clause 4 will not become binding unless there is Shortfall and the directors of the Company exercise the right to issue Shortfall.
3.2	If the directors of the Company exercise the right to issue Shortfall, the Company must issue to the Underwriter (in priority to any other application of the Shortfall) the Shortfall Shares up to the number of Shortfall Shares such that the Underwriter shall not hold more than 19.99% of the enlarged issued shares of the Company.
3.3	If the condition in clause 3.1 is not satisfied by 7 pm (Melbourne time) on 12 February 2021 then this agreement will be terminated and neither party will have any claim against the other.
4.	Subscription for Shortfall Shares
4.1	On the Subscription Date the Underwriter must subscribe for and pay the Subscription Price for the Shortfall Shares, and the Company must allot and issue the Shortfall Shares to the Underwriter.
5.	Amount paid
5.1	The Underwriter will receive a fee of 5% for undertaking the underwriting. This fee shall be paid within 5 days of the signing this Agreement.

6.	Reimbursement
6.1	The Company will reimburse the Underwriter for all reasonable costs and expenses incidental to the Rights Issue.
7.	Company information
7.1	The Underwriter acknowledges that it is aware of all information publicly disclosed by the Company which is relevant to the underwriting contemplated by this agreement.
8.	Governing law
8.1	This agreement is governed by and is to be construed in accordance with the laws applicable in South Australia.
8.2	Each party irrevocably and unconditionally submits to the non exclusive jurisdiction of the courts of South Australia and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts.
9.	Counterparts

This agreement may consist of a number of counterparts and, if so, the counterparts taken together constitute one document.

Schedule

Item 1	CIMC Marketing Pty Ltd.
Item 2	500,000,000 Shares

Executed as an agreement on 2021

Executed by Xped Limited under s 127(1) of the Corporations Act 2001: /s/
................................................................. Director ................................................................. Name (please print)	.................................................................... Director/Company Secretary .................................................................... Name (please print)

Executed by CIMC Marketing Pty Ltd under s 127(1) of the Corporations Act 2001: /s/ Chan Man Chung
................................................................. Director ................................................................. Name (please print)	.................................................................... Director/Company Secretary .................................................................... Name (please print)